As filed with the Securities and Exchange Commission on January 23, 2026

Registration No. 333-111895

Registration No. 333-105041

Registration No. 333-38333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-111895

Form S-3 Registration Statement No. 333-38333

Form S-3 Registration Statement No. 333-105041

UNDER

THE SECURITIES ACT OF 1933

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3679695 (I.R.S. Employer Identification No.)

Strada Regina 44

Bioggio, Switzerland, CH-6934

(740) 363-2222

(Address, including zip code, and Telephone Number, Including Area Code, of Registrant’s principal executive offices)

Anne Deedwania

General Counsel, North America and Secretary

Guess?, Inc.

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

On January 23, 2026, pursuant to the terms of that certain Agreement and Plan of Merger, dated August 20, 2025, by and among Guess?, Inc., a Delaware corporation (the “Registrant”), Authentic Brands Group LLC, Glow Holdco 1, Inc. (“Parent”), and Glow Merger Sub 1, Inc., (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements (as defined below). In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but that remain unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

This Post-Effective Amendment filed by the Registrant relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-3 (File No. 333-111895), filed with the SEC on January 13, 2004, which registered up to 5,700,000 shares of common stock, par value $0.01 per share (“Common Stock”), at a proposed maximum offering price per share of $12.14, in connection with a secondary offering by selling stockholders;

2.	Registration Statement on Form S-3 (File No. 333-105041), originally filed with the SEC on May 6, 2003, and later amended and filed with the SEC on June 18, 2003, which registered 4,414,492 shares of Common Stock, par value $0.01 per share, at a proposed maximum offering price per share of $4.00, in connection with a secondary offering by selling stockholders;

3.	Registration Statement on Form S-3 (File No. No. 333-38333), filed with the SEC on October 21, 1997, which registered up to 216,216 shares of Common Stock, par value $0.01 per share, at a proposed maximum offering price per share of $9.375, in connection with a secondary offering by selling stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 23, 2026. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

GUESS?, INC.
By:	/s/ Carlos Alberini
Name: Carlos Alberini Title: Chief Executive Officer